EXHIBIT 99.02
Sangui BioTech International , Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o Sangui BioTech Gmbh
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui shareholders elect directors, authorize capital

Witten, Germany, December 19, 2008 - The general meeting of shareholders of Sangui BioTech International, Inc., has resolved upon the proposals as submitted by the board of directors. Participating were 50.7% of the total of 50,000,000 shares issued and outstanding. The meeting which had taken place on November 18, 2008 had been adjourned to December 16, 2008 in order to permit additional shareholders to submit their votes.

The Board of Directors now consists of Joachim Fleing, Hubertus Schmelz and Thomas Striepe. Over 97% of votes were cast in favor of these nominees. The amended and restated Articles of Incorporation of the company were approved by 71.4% of votes. The remaining proposals all obtained a majority of above 70% and are thereby approved and ratified.

SanguiBioTech GmbH is a subsidiary of Sangui Biotech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Forward Looking Statements

Some of the statements contained in this news release discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.